                                                                    Exhibit 99.1


Press Release                                           Source: VoIP, Inc., Inc.

VoIP, Inc. Reports Fourth Quarter and Full Year 2004 Financial Results DRAFT

Fourth Quarter 2004 Revenues exceed 2.0 million, up 117% Over Third Quarter 2004

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--March 30, 2005--VoIP Inc. (OTCBB:VOII) an emerging provider of VoIP hosted communications solutions for service providers and consumers worldwide, today announced financial results for the fourth quarter and full year ended December 31, 2004.


                         Fourth Quarter 2004 Highlights

     -- Revenues increased 117% 4th quarter versus third quarter 2004 to $2.0 million ($1.6 million from continuing operations and $ 408 thousand from discontinued operations)

     -- Net loss reduced 61% in the fourth quarter of 2004 to $988,000 ($0.04) per share versus third quarter 2004


Revenues for the fourth quarter of 2004 were $2.0million, ($1.6 million from continuing operations and $ 408 thousand from discontinued operations) an increase of $1.2 million, or 117%, from the $929 thousand reported for the third quarter of 2004. For the full year 2004, VoIP, Inc. reported total revenues of $3.0 million (2.6 million from continuing operations and $408 thousand from discontinued operations) compared to $8 thousand in the full year 2003 period.

VoIP, Inc.'s net loss for the fourth quarter of 2004 was $988,000 or ($0.04) per share. The fourth quarter 2004 net loss reflects a 61% improvement over the third quarter 2004 of $2.6 million or (0.13) per share. For the full year 2004, VoIP, Inc. reported a net loss of $4.0 million* or ($0.27) per share compared to a net loss of $353,000 or ($0.20) per share for the full year 2003.

* Includes $1,936,000 non-cash compensation expenses resulting from the issuance to executive officers and warrants to purchase 4,400,000 shares of common stock for $1.00 per share

Gross margin for the fourth quarter of 2004 was 70% higher than the gross margin recorded in the third quarter 2004.

As of December 31, 2004, VoIP, Inc. held approximately $1.1 million in cash, cash equivalents and short-term investments.

Steven Ivester, President and Chief Executive Officer of VoIP, Inc., stated, "I am pleased to report a successful fourth quarter, completing a very strong year for VoIP, Inc... Financially, VoIP, Inc.'s fourth quarter sequential revenue growth topped our expectations, increasing by 117% over the previous quarter. We anticipate our growth to continue during the coming months in a steady and controlled manner. The increase in total net revenue during 2004, was preliminary attributable to the new business segment for Voice over IP (VOIP) as well as the acquisitions of DTNet Technologies and Voip Americas."

"Building on our financial achievements in the fourth quarter and full year 2004, VoIP, Inc. continued to make progress in further penetrating the service provider market with our hosted VoIP Solution, said Clive Raines, Senior Vice President of VoIP, Inc. subsidiary, VoIP Solutions. "Our efforts during the quarter, contributed to VoIP Solution's signing of multiple Virtual Service Provider (VSP) Agreements with Cable Television Service Providers and other companies to provide VoIP services and our Multimedia Terminal Adapter (MTA) devices. We are focused on providing the very best enhanced services platform to our Service Provider customers and feel that this coupled with our premier customer support and integration services will propel the company past our competition."

"During the quarter, VoIP, Inc. experienced higher visibility among domestic and international service providers seeking to add VoIP capabilities to their current offerings," added Mr. Ivester.


Overview of 2004 and Recent Company Highlights

--VoIP, Inc. Releases Pathfinder 2.0

--VoIP, Inc. Enhances Network Infrastructure to Support Growth and Redundancy of
  All Network Elements

--VoIP, Inc.  Receives  Customer  Interaction  Solutions  Magazine's  IP Contact
  Center Technology Pioneer Award

--VoIP, Inc. Triples the Size of Its Fulfillment Center

--VoIP, Inc. Granted Preferred Distributor Status for Corinex Communications

--VoIP, Inc. Names Raditchkov as Chief Scientist

--VoIP, Inc. Introduces Real-Time DID Number Provisioning

--VoIP, Inc. Completes acquisition of VoIP Americas

--VoIP, Inc. Continues National Deployment of eGlobalphone Service

--VoIP, Inc. acquires DTNet Technologies

--VoIP, Inc. Files Patent Application for 911 Emergency Life Line technology


Osvaldo Pitters, CFO of VoIP, Inc., stated, "The fourth quarter 2004 was a record quarter with increased in volume, minutes and revenue. Complementing our continued progress on the wholesale minute and distribution fronts, we also experienced growth substantial growth at the core of VoIP, Inc's enhanced services sales strategy on both international and domestic fronts."


"Our consistent progress in driving revenue growth and reducing our net loss reflects our focus on execution of our business strategy. The reduction of our net losses this quarter reflects a significant step on our path to profitability. With the momentum of the recent service provider wins and our efforts to enhance the depth of our global VoIP network to accommodate rising call volumes, we are setting the stage for future growth across our service provider, reseller and retail 1-800-TalkTime offerings," continued Mr. Pitters."


                                    VoIP Inc.
                           Consolidated Balance Sheets
                           December 31, 2004 and 2003



                                                         Dec. 31, 2004    Dec. 31, 2003
                                                         -------------    -------------
     ASSETS

Current Assets:
     Cash and cash equivalents                           $   1,141,205    $        --
     Accounts receivable, net of allowance of $136,795         818,071             --
     Due from related parties                                  245,402             --
     Inventory                                                 187,451             --
     Assets from discontinued operations                       412,419          259,459
     Other current assets                                       43,702             --
                                                         -------------    -------------
Total Current Assets                                         2,848,250          259,459
                                                         -------------    -------------

Property and equipment, net                                    419,868             --
Intangibles                                                  6,923,854             --
Other assets                                                    23,580             --
                                                         -------------    -------------

TOTAL ASSETS                                             $  10,215,552    $     259,459
                                                         =============    =============


     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses               $   1,224,974    $        --
     Bank loans and note payable                               760,000             --
     Liabilities from discontinued operations                     --            151,167
     Other current liabilities                                 123,140             --
                                                         -------------    -------------
Total Liabilities                                            2,108,114          151,167
                                                         -------------    -------------


Shareholders' equity:
Common stock - $0.001 par value
     100,000,000 shares authorized
     24,258,982 and 1,730,939 issued
     and outstanding respectively                               24,259            1,731
Additional paid-in capital                                  12,722,565          731,208
Accumulated deficit                                         (4,639,386)        (624,647)
                                                         -------------    -------------
Total shareholders' equity                                   8,107,438          108,292
                                                         -------------    -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $  10,215,552    $     259,459
                                                         =============    =============

The accompanying notes are an integral part of these financial statements.


                                    VoIP Inc.
                      Consolidated Statements of Operations
                 For the Years Ended December 31, 2004 and 2003




                                                              Year ended           Year ended
                                                          December 31, 2004    December 31, 2003
                                                          -----------------    -----------------
Revenues                                                  $       2,619,393    $            --

Cost of Sales                                                     1,870,269                 --
                                                          -----------------    -----------------

Gross Profit                                                        749,124                 --

Operating expenses
       Compensation and related expenses                          2,721,296                 --
       General and administrative expenses                        2,187,878                 --
                                                          -----------------    -----------------

Loss from continuing operations before income
       taxes and discontinued operations                         (4,160,050)                --

Provision for income taxes                                             --                   --
                                                          -----------------    -----------------

Net loss before discontinued operations                          (4,160,050)                --

Income (Loss) from discontinued operations                          145,311             (352,968)
                                                          -----------------    -----------------

Net Loss                                                         (4,014,739)            (352,968)
                                                          =================    =================


Basic and diluted loss per share:

Loss before discontinued operations                       $           (0.28)   $            --

Income from discontinued operations net of income taxes   $            0.01    $           (0.20)
                                                          -----------------    -----------------

Total                                                     $           (0.27)   $           (0.20)
                                                          =================    =================

Weighted average number of shares outstanding                    14,597,312            1,730,939
                                                          =================    =================

About VoIP, Inc. www.voipinc.com

VoIP, Inc. is an emerging global service provider of superior quality Voice over IP based solutions offering residential and business customers more user friendly and affordable ways to communicate. VoIP, Inc. also manufactures products and provides services to Internet Service Providers, Telecommunication Service Providers and Cable Operators in strategic countries around the world. VoIP, Inc., through its subsidiaries, provides a comprehensive portfolio of IP multimedia-based solutions ranging from subscriber based voice services, to SIP based infrastructure design and deployment, to broadband customer premise equipment design and implementation services, as well as engineering design, manufacturing and distribution of wireless broadband technology. VoIP, Inc. has applied for a patent for its state of the art VoIP Multimedia Terminal Adaptor which today supports the FCC Commission's desire for VoIP providers to deliver Emergency 911 Calling, Disability Access, and Law Enforcement Access capabilities to the marketplace.

Safe Harbor

Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "plans," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.



Contact:
     VoIP, Inc., Fort Lauderdale
     Steven Ivester, 954-434-2000
     sivester@voipinc.com
              or
     Belinda Banks, 917-670-6918

Source: VoIP, Inc.